AMENDMENT NO. 1 TO
AMENDED AND RESTATED WARRANT AGREEMENT
     This Amendment No. 1 (this “Amendment”) to the Amended and Restated Warrant Agreement dated December 21, 2006 (the “Warrant Agreement”) by and between GLG Partners, Inc. (formerly named Freedom Acquisition Holdings, Inc.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), is made as of December 19, 2007. Capitalized terms used but not defined herein shall have the meaning set forth in the Warrant Agreement. All of the defined terms in this Amendment referenced in the singular shall include the plural and vice versa.
     WHEREAS, the Company and the Warrant Agent entered into the Warrant Agreement, whereby the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and the Company provided for the form and provisions of the Warrants, the terms upon which the Warrants shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
     WHEREAS, the Company and the Warrant Agent desire to amend the Warrant Agreement to clarify an ambiguity with respect to the date the Warrants are first exercisable.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1. Recitals. The recitations set forth above are true and correct and are incorporated herein by this reference.
2. Amendment. Section 3.2 of the Warrant Agreement is hereby amended and restated to read in its entirety as follows:
     “3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) the consummation by the Company of a Business Combination or (ii) one year from the effective date of the Registration Statement used in connection with the Initial Public Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the fifth anniversary of the Initial Public Offering consummation date or (ii) the date fixed for redemption of the Warrants as provided in Section 6 of this Agreement (“Expiration Date”); provided, however that, (i) the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise the Warrants, a prospectus relating to Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants and (ii) in addition to the exercise conditions set forth in this Section 3.2, the Founders’ Warrants may only become exercisable following the Company’s completion of a Business Combination if and when the last sales price of the Common Stock exceeds the Floor Price for any 20 trading days within a 30 trading day period beginning 90 days after such Business Combination. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date.”
3. Successors and Assigns. This Agreement shall endure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.
4. Enforceability. Except as modified hereby, the Warrant Agreement shall remain in full force and effect with the terms and provisions thereof.
5. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
6. Effect of Headings. The Section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
     IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed by the parties hereto as of the day and year first written above.
GLG PARTNERS, INC.
By:       /s/ Alejandro R. San Miguel
Name: Alejandro R. San Miguel
Title:   General Counsel and Corporate Secretary
CONTINENTAL STOCK
TRANSFER & TRUST COMPANY
By:      /s/ Gregory P. Denman
Name: Gregory P. Denman
Title:   Vice President